Exhibit C

Office of the General Counsel

20 March 2020

Ladies and Gentlemen,

I am the General Counsel of the Asian Infrastructure Investment Bank (the “Bank”), and I am rendering this opinion in connection with the filing of a Registration Statement on Schedule B (the “Registration Statement”) by the Bank with the U.S. Securities and Exchange Commission (the “SEC”) for the purpose of registration under the United States Securities Act of 1933, as amended (the “Securities Act”), of debt securities to be issued by the Bank (the “Debt Securities”).

1. For the purposes of this opinion, I have examined, inter alia, the following documents under which the Bank is constituted and operating:

(a)	the articles of agreement of the Bank (the “Articles of Agreement”); and

(b)	copies of such documents as I have deemed necessary with respect to the entry into force of the Articles of Agreement.

I have also examined and am familiar with the following:

(a)

the provisions of the Fiscal Agency Agreement dated as of May 16, 2019 (the “Fiscal Agency Agreement”) between the Bank and Citibank, N.A., London Branch as Fiscal Agent, relating to the issue of Debt Securities, filed as an exhibit to the Registration Statement;

(b)	the forms of Debt Securities included as exhibits to the Fiscal Agency Agreement; and

(c)

the proceedings taken by the Bank to authorize the issue and sale of Debt Securities and the taking of such other action necessary or appropriate therefor, including, without limitation, the signing of the Fiscal Agency Agreement and the registration of Debt Securities under the Securities Act.

I have further examined and relied on the originals or copies, certified or otherwise identified to my satisfaction, of such records, certificates and other documents and instruments, and I have made such investigations of law, as I have considered necessary or desirable for the purpose of this opinion. In addition, for such purpose I have assumed that the terms of the Debt Securities and of their sale, when established, will not be in violation of any applicable law or other requirement then binding on the Bank.

2. I am rendering this opinion solely on the basis of, and limited to, the texts under which the Bank is constituted and operating as described in paragraph 1 above, and I express no opinion as to the effect of the laws of any national jurisdiction. Based upon and subject to the foregoing, I am of the opinion that:

B-9 Financial Street, Xicheng District, Beijing 100033, People’s Republic of China

Tel.: +86 (10) 8358 0000 – www.aiib.org

(a)	the Registration Statement has been duly executed on behalf of the Bank and its filing has been duly authorized;

(b)	the Fiscal Agency Agreement has been duly authorized, executed and delivered by the Bank and constitutes a valid and legally binding obligation of the Bank in accordance with its terms; and

(c)

when the Debt Securities have been duly executed, issued and delivered as contemplated in the Registration Statement and authenticated by the Fiscal Agent in accordance with the Fiscal Agency Agreement, they will constitute valid and legally binding obligations of the Bank, enforceable in accordance with their terms.

I hereby consent to the filing of this opinion with the SEC together with the Registration Statement and the use of my title under the caption “Validity of the Notes” in the Prospectus forming part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

/s/ Gerard Sanders

Gerard Sanders

General Counsel

B-9 Financial Street, Xicheng District, Beijing 100033, People’s Republic of China

Tel.: +86 (10) 8358 0000 – www.aiib.org